Exhibit 10.1
Summary of Lease Agreement between Micromet AG and GEK
Grundstücksverwaltungsgesellschaft mbH & Co. Objekt Eins KG, dated 09./10.12.2002
     Effective as of July 1, 2002, Micromet AG has rented an area of 7,349 square meters, or approximately 79,000 square feet, for a fixed term of 10 years in order to perform its business operations in a new building which has been particularly developed for biotech companies. Under the lease agreement, Micromet AG had the option to increase its rentable area by an additional 2,700 square meters, but this option was not exercised and has since expired.
     Currently, regular monthly payments are equal to (i) EUR 144,882.22, or approximately $190,000 as of March 7, 2007, plus Germany’s Value Added Tax (VAT) (currently at the rate of 16%), for rentable area and parking places, and (ii) EUR 30,867.77, or approximately $41,000 as of March 7, 2007, for ancillary expenses (similar to operating expenses reimbursed to commercial lessors in the United States). The lease payments are subject to annual increases based upon the German General Price Index, similar to the U.S. Consumer Price Index, and the ancillary expenses are subject to increases based on Micromet’s consumption.
     In the event of a default under the terms of the lease agreement which results in premature termination of the lease agreement, Micromet AG is obligated to reimburse GEK for laboratory fixtures provided exclusively for Micromet. The original obligation was EUR 511,291.88, or approximately $671,000 as of March 7, 2007, and the reimbursement costs are prorated over the life of the lease and, as such, decrease in equal annual amounts so that no reimbursement will remain upon expiration of the lease agreement. Micromet was required to deliver a deposit equal to 3 months’ gross rent, which will be reimbursed after expiration of the lease term unless amounts are withheld to cover renovation costs of GEK. Pursuant to the lease agreement, Micromet AG was entitled to terminate the agreement effective as of June 30, 2007 in the event of a major impairment in its economic situation, but Micromet AG waived this special termination right in an amendment to the lease dated 09./16.06.2005. Subject to the conditions of the lease agreement, the lease agreement is no longer terminable by Micromet AG prior to the expiration of its term.
     In the amendment to the lease agreement dated 09./16.06.2005, Micromet and GEK agreed upon a partial and temporary deferral of monthly payments in 2005 and 2006, which amounts deferred would be charged interest at a rate of 4% per annum. The total amount of the deferred payment in 2005 was EUR 350,000, plus VAT, and EUR 145,833.35 in 2006. Amounts deferred, together with an interest payment in the amount of EUR 13,567.07, for a total of approximately $623,000, were repaid to GEK on June 22, 2006.